Exhibit 99.1	Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340 Telefax: (712) 277-7383 www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing (712) 277-7305 jewing@terraindustries.com
Terra Capital Announces Debt Tender Offer
Sioux City, Iowa (January 10, 2007)—Terra Capital, Inc. (“Terra Capital”), a wholly-owned subsidiary of Terra Industries Inc. (NYSE: TRA), announced today that it has commenced a cash tender offer for any and all of its 12⅞% Senior Secured Notes due 2008 and 11½% Second Priority Senior Secured Notes due 2010. The two series of debt securities have combined principal amounts outstanding of $331,300,000.
As part of this offer, Terra Capital is soliciting noteholders’ consents to amend certain provisions of these notes and the related indentures. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated January 10, 2007, and a related Letter of Transmittal and Consent, which more fully set forth the terms and conditions of the tender offer and consent solicitation.
For both offers, the deadline to receive the consent payment for the consent solicitation is 5:00 p.m. Eastern Standard Time (EST) on January 24, 2007 and the expiration date is midnight EST, on February 7, 2007. Holders may withdraw their tendered notes and related consents prior to 5:00 p.m. EST on January 24, 2007. The tender offer and these dates may be extended by Terra Capital.
The purchase prices for notes of each series will be determined at 2:00 p.m. EST on January 25, 2007 (subject to extension) in the manner described in the Offer to Purchase and Consent Solicitation Statement. The purchase price for the 12⅞% Senior Secured Notes and 11½% Second Priority Senior Secured Notes will be a “fixed spread” price. The fixed spread prices for each of the two series of notes will be calculated using a yield equal to a fixed spread of 50 basis points plus the yield to maturity of, in the case of the 12⅞% Senior Secured Notes, the 3.125% U.S. Treasury Note due October 15, 2008 and, in the case of the 11½% Second Priority Senior Secured Notes, the 3.50% U.S. Treasury Note due May 31, 2007.
The purchase price for notes of each series includes a consent payment that is equal to $20.00 per $1,000 principal amount of the notes. Holders of notes tendered after the deadline to receive the consent payment for the consent solicitation will not receive the consent payment.
The proposed amendments to the indentures governing the notes would eliminate most of the indentures’ principal restrictive covenants and certain events of default and would amend certain other provisions contained in the indentures. Adoption of the proposed amendments requires the consent of the holders of at least a majority of the aggregate principal amount of the Notes outstanding. Holders who tender their notes will be deemed to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their notes in the tender offer.

Terra Capital intends to fund the payment of the total consideration with debt financing. The tender offer is conditioned upon the receipt of debt financing sufficient to pay the total consideration and related fees and expenses. The tender offer is also conditioned upon, among other things, a minimum tender condition.
Terra Capital has retained Citigroup Corporate and Investment Banking to serve as dealer manager for the tender offer and consent solicitation. Global Bondholder Services Corporation will serve as the depositary and information agent for the tender offer and consent solicitation.
Requests for documents relating to the tender offer and consent solicitation may be directed to Global Bondholder Services Corporation by telephone at 1-866-540-1500 (toll free) or 1-212-430-3774. Questions regarding the tender offer and consent solicitation may be directed to Citigroup Corporate and Investment Banking, Liability Management Group, at 1-800-558-3745 (toll free) or 1-212-723-6106 (collect).
This press release does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the notes nor is this announcement an offer or solicitation of an offer to sell new securities. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement distributed to the holders of the notes.
About Terra
Terra Industries Inc., with 2005 revenues of $1.9 billion, is a leading international producer of nitrogen products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note:   Terra Industries’ news announcements are also available on its website, www.terraindustries.com.